EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings

LAREDO, Texas—(BUSINESS WIRE)— August 4, 2022—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the first six months of 2022 of $111.5 million or $1.76 diluted earnings per common share ($1.77 per share basic) compared to $142.8 million or $2.25 diluted earnings per common share ($2.25 per share basic) for the same period of 2021, which represents a decrease of 21.8 percent in diluted earnings per common share and a decrease of 21.9 percent in net income.  Net income for the three months ended June 30, 2022 was $58.0 million or $.92 diluted earnings per common share ($.92 per share basic) compared to $92.0 million or $1.45 diluted earnings per common share ($1.45 per share basic) for the same period of 2021, which represents a decrease of 36.6 percent in diluted earnings per share and a 37.0 percent decrease in net income.

The decrease in net income for the first six months of 2022 compared to the same period of 2021 is attributed to a non-recurring transaction in 2021 arising from the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries.  The transaction resulted in income totaling $42.8 million, net of tax, and was recorded in the second quarter of 2021.  Net income for the first six months of 2021 without the non-recurring item was $100.0 million, after tax, compared to $111.5 million for the same period of 2022, representing an 11.5 percent increase.

“The global health crisis resulting from COVID-19 has continued to have a lingering effect on our business and the economy as a whole.  Global supply chain issues affecting most sectors of the economy have resulted in historically high levels of inflation.  The Federal Reserve Board actions to control inflation may have begun too late and an economic recession may be in our future.  We continue to monitor, manage and take action on reducing controllable expenses in line with our legacy commitment to expense control and remain focused on growing non-interest income to support our historically strong earnings performance.  We have proven throughout these last two-plus years that our forward-looking vision and legacy commitment to expense control, along with the aggressive steps we took to reduce controllable expenses at the inception of the pandemic have worked and resulted in an approximate 15 percent decrease or $46.5 million in expenses for the year ended December 31, 2021 compared to December 31, 2019 and an approximate decrease of 12.9 percent or $19.7 million for the first six months of 2022 compared to the same period of 2019.  We are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success,” said Dennis E. Nixon, president and CEO.

Total assets at June 30, 2022 were $16.3 billion compared to $16.0 billion at December 31, 2021.  Total net loans were $6.9 billion at June 30, 2022 compared to $7.1 billion at December 31, 2021. Deposits were $12.9 billion at June 30, 2022 compared to $12.6 billion at December 31, 2021.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 167 facilities and 259 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.